EXHIBIT 23

 Wells-Gardner Electronics Corporation

 Consent of KPMG LLP

 The Board of Directors
 Wells-Gardner Electronics Corporation:

 We consent to incorporation by reference in the Registration Statements (#2-72090, #2-09137, #33-63920, #33-61535, #33-02981, and #333-72629) on Form
 S-8 of Wells-Gardner Electronics Corporation of our reports dated February 1, 2002, with respect to the consolidated balance sheets of Wells-Gardner Electronics Corporation as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule, which reports are in or are incorporated by reference in the December 31, 2001 Annual Report on Form 10-K of Wells-Gardner Electronics Corporation.

 /s/ KPMG LLP

 Chicago, Illinois
 March 12, 2002